TENANT COPY

LEASE AGREEMENT MODIFICATION #1

1555 Wilson Boulevard
Rosslyn, VA 22209

This LEASE AGREEMENT MODIFICATION #1 ("Modification"), made and entered into as of the 4th day of June, 2004, by and between 1555 Wilson Boulevard Limited partnership (the "Landlord") and Dynamics Technology, Inc., a California corporation (the "Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant entered into a Lease Agreement on May 16, 2003 (the "Lease") with respect to premises consisting of approximately 10,731 rentable square feet of space on the seventh (7th) floor of the building, known as Suite 703, located at 1555 Wilson Boulevard, Rosslyn, Virginia 22209;

WHEREAS, Tenant desires to expand their Demised Premises into contiguous space on the seventh (7th) floor of the building consisting of approximately 3,359 rentable square feet (expansion space), attached as Exhibit A, known as Suite 701, so that the total rentable square feet leased will be 14,090; and

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for Tenant's expansion upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease shall be and hereby is modified by deleting the numbered sections of the Lease listed below and by substituting the following in their place and stead:

1. **Article 1.1**

(B) Rentable Area of Space: approximately 14,090 rentable square feet of space located on the seventh (7th) floor of the building, known as Suite 703.

2. **Article 1.2**

(B) Lease Commencement Date: For the new Demised Premises (Suite 701) is anticipated to be approximately May 1, 2004. Landlord shall give Tenant fifteen (15) days advance notice that the existing tenant has vacated. In the event the existing tenant has not vacated by September 1, 2004, this Modification shall be voidable by either party and the Tenant shall continue to occupy Suite 703 as set forth in the Lease, which shall continue in full force and effect.

3. **Article 1.3**

(A)/(B) Annual Base Rent. Monthly Base Rent: Commencing on the Lease Commencement Date and continuing through June 30, 2013, Tenant shall pay Base Rent equal to the following:

		Annual Base Rent	Monthly Base Rent	Rate Per SF
10,731 SF:	1/1/04 - 4/30/04	$103,733.00	$25,933.25	$29.00
14,090 SF:	5/1/04 - 6/30/04	$68,101.66	$34,050.83	$29.00
	7/1/04 - 6/30/05	$419,882.04	$34,990.17	$29.80
	7/1/05 - 6/30/06	$431,435.76	$35,952.98	$30.62
	7/1/06 - 6/30/07	$443,271.36	$36,939.28	$31.46
	7/1/07 - 6/30/08	$455,388.84	$37,949.07	$32.32
	7/1/08 - 6/30/09	$476,523.80	$39,710.32	$33.82
	7/1/09 - 6/30/10	$489,627.48	$40,802.29	$34.75
	7/1/10 - 6/30/11	$503,153.88	$41,929.49	$35.71
	7/1/11 - 6/30/12	$516,962.16	$43,080.18	$36.69
	7/1/12 - 6/30/13	$531,192.96	$44,266.08	$37.70

The above numbers represent Base Rent only and Tenant shall continue to pay its Pro Rata Share of Operating Costs and Taxes, as well as any other pass-throughs, as Additional Rent under the Lease. In the event the Lease Commencement Date occurs prior to, or subsequent to, May 1, 2004, the Base Rent shall be prorated on a per square foot basis pursuant to the above table.

4. **Article 1.4** **Tenant's Base Operating Costs:**

(B) Tenant's Pro Rata Share: 9.09%.

5. **Article 1.5** **Tenant's Base Real Estate Taxes:**

(B) Tenant's Pro Rata Share: 9.09%.

6. **Article 1.6** **Security Deposit:** $25,933.25.

7. **Article 1.8** **Parking Spaces Available to Tenant:** Forty-five (45) spaces.

8. Delivery of Possession. Landlord shall deliver possession of the Expansion Space to Tenant upon the Lease Commencement Date. The term "deliver possession" shall mean (A) finishing work to be performed by Landlord pursuant to Exhibit C, with the exception of minor punch list items and Tenant approved long lead items, has been substantially completed in accordance with Tenant's final plans, and (B) a certificate of occupancy has been issued for the Expansion Space. Notwithstanding the foregoing, if Landlord's delay in delivery of the Expansion Space is caused in whole or in part by any default, acts or omissions of Tenant or its agents or contractors, including, without limitation, Tenant's failure to timely propose or approve the space, final plans and construction drawings (as each term is defined in Exhibit C) or to take any other action which Tenant is entitled or require to take under Exhibit C (collectively, "Tenant Delay"), then neither the Lease Commencement Date, nor the Rent Commencement Date, nor the Expiration Date shall be deferred. Tenant shall have the right to

enter into possession of the Expansion Space prior to installation of interior walls or partitions for the purpose of installing wiring/cabling in the Expansion Space, and two weeks prior to the Lease Commencement Date for the purpose of beginning its relocation into the Expansion Space, but in both cases not for beneficial use, and provided that Tenant does not interfere with the construction process and does not in any way hinder or delay Landlord's construction schedule. Tenant covenants and agrees that such occupancy shall be deemed to be under all the provisions, terms, covenants, agreements, obligations and conditions of this Lease, other than the covenant to pay Rent. Tenant shall not be obligated to pay Monthly Base Rent or Additional Rent on account of occupancy of the Expansion Space prior to the Lease Commencement Date for the sole purpose of installing its wiring/cabling and beginning its relocation to the Expansion Space. By taking possession of the Expansion Space, Tenant is deemed to have (a) inspected the Expansion Space; (b) accepted the Expansion Space in "AS IS" condition; and (c) agreed that Landlord has no additional obligation to improve or repair the Expansion Space except as may be expressly provided otherwise in this Lease.

9. Tenant shall have the right to install a sign, at Tenant's sole cost and expense, on the exterior sign band of the building in a location, type and size that must be approved by the Landlord and meets with Arlington County's building and zoning codes. The sign drawing that will be approved and will be attached to this Modification as Exhibit ____.

10. **Exhibit C.** See attached.

11. This Modification is contingent upon GSA executing both a termination of lease agreement for Suite ~~710~~ 701 and executing a lease agreement for Suite 600 no later than August 31, 2004, at which time, if contingencies are not met, this Modification shall be come null and void and shall not be executed by the Landlord. This contingency shall be deemed waived and this Modification shall become effective if the Landlord executes this Modification and returns it to the Tenant by the stipulated deadline.

As modified by the terms of this Modification, the terms, covenants, provisions and conditions of the Lease are and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Modification of the day and year first above written.

WITNESS/ATTEST:

[Print Name]: Frank Herzog
[Print Title]: VP

LANDLORD:
1555 WILSON BOULEVARD
LIMITED PARTNERSHIP

By: ________________, SVP
Bergen of Rosslyn, Inc.
General Partner

TENANT:
DYNAMICS TECHNOLOGY, INC.

[Print Name]: C. Michael Dube
[Print Title]: Vice President

By: ________________
[Print Name]: Thomas B. Leiy
[Print Title]: CFO

EXHIBIT C

WORK AGREEMENT

This Work Agreement ("Agreement") is made this 4th day of June, 2004 by and between 1555 Wilson Boulevard Limited Partnership, a Virginia limited partnership ("Landlord"), and Dynamics Technology, Inc., a California corporation ("Tenant").

RECITAL:

Landlord and Tenant have simultaneously executed an Office Lease dated May 16, 2003 and an Office Lease Modification Agreement #1 of even date herewith (the "Lease"), pursuant to which Tenant has leased from Landlord the Demised Premises. This Agreement sets forth the rights and obligations of Landlord and Tenant with respect to the construction and installation of the leasehold improvements to be made to the Demised Premises of the expansion space in connection with Tenant's use and occupancy thereof. Terms used and not defined in this Agreement shall have the meanings attributable to such terms in the Lease.

1. **Performance of Work.**

(A) Landlord shall employ Tenant's expense, subject to application of the Improvement Allowance (hereinafter defined), Landlord's designee as the general contractor to perform all work necessary to construct and install the leasehold improvements to the Demised Premises (the "Finishing Work") beyond its current "AS-IS, WHERE-is" condition. Tenant expressly acknowledges and agrees that it shall not during the prosecution of the Finishing Work (or otherwise during term of the Lease) employ any other general contractor or any subcontractor to perform any work in, on or about the Demised Premises or the Property without Landlord's prior written consent, which may be withheld, conditioned or delayed by Landlord in its sole and absolute discretion. In the event Landlord consents to Tenant's employment of any such general contractor or subcontractor, Tenant hereby agrees to indemnify and hold Landlord harmless from and against all losses, claims, damages, costs and expenses (including reasonable attorneys' fees) now or hereafter arising in connection with Tenant's employment of such contractor and the performance or non-performance of any work undertaken by such contractor.

(B) The Landlord shall competitively bid general contractor and architectural components of the Finishing Work, with the general contractor work to be bid to three (3) bidders, one of whom shall be a contractor submitted by Tenant, subject to Landlord's reasonable approval, with the final selection to be made jointly by Landlord and Tenant based upon the best "qualified" bid.

(C) All original and replacement furnishings, fixtures, equipment and materials installed in the Demised Premises by or on behalf of Tenant in connection with the Finishing Work (or any other work undertaken during the term of the Lease) shall be comprised of only first-class quality materials which are consistent with the first-class condition of the Building.

(D) Tenant acknowledges and agrees that Landlord has no obligation to make any improvements, installations or alterations to the Demised Premises or the Property except as expressly set forth in this Agreement.

2. Permits. Landlord shall apply for and obtain all licenses, permits, certificates and similar items required in connection with the Finishing Work and Tenant's certificate of occupancy. Tenant shall diligently and in good faith cooperate with, and furnish all necessary information to, Landlord and any representative of Landlord, in connection with any of the foregoing.

3. Preparation of Space Plan, Construction Drawings and Final Plans and Specifications.

(A) Landlord's space planner shall prepare a drawing which shall detail the physical lay-out of the Demised Premises (the "Space Plan"). The Space Plan shall be developed based on Tenant's physical facility needs and requirements (including equipment and storage requirements), and any other reasonable information and materials which are provided to the space planner by Tenant. Tenant agrees to cooperate with the space planner, provide all documents, materials and information reasonably requested, and to otherwise act in a manner that will facilitate the efficient and expeditious preparation of the Space Plan. If Tenant arranges for any interior design services to be provided in connection with the preparation of the Space Plan (whether furnished by Landlord's space planner or otherwise), Tenant agrees that it shall, at no cost or expense to Landlord or landlord's agents, be responsible for the coordination of such services so as to not hinder or delay the preparation of the Space Plan or the prosecution of any of the Finishing Work.

(B) The Space Plan shall be submitted to Tenant for approval. Landlord and Tenant shall initial the Space Plan to signify their acceptance and approval thereof prior to commencement of the Finishing Work. Tenant shall be solely responsible for any and all costs or expenses incurred as a result of changes or modifications to the approved Space Plan required by Tenant.

4. Pricing and Payment.

(A) All costs and expenses incurred in connection with the Finishing Work shall be paid by Tenant in the manner prescribed by this Section 4, including without limitation, the cost of space planning, permitting and construction of the Finishing Work, all labor and materials (including without limitation, computer and data cabling), permits, general contractor's overhead and profit, and Landlord's supervisory and management fee set forth below. Prior to the commencement of construction of any Finishing Work, Landlord shall provide Tenant with a statement (the "Cost Statement") which shall (i) describe the Finishing Work to be performed by Landlord's designee pursuant to this Agreement; (ii) itemize the cost of all components, assemblies, installations and materials(based on the then current price per item charged by the contractor); (iii) set forth the fees to be paid to the contractor(s) performing the Finishing Work; and (iv) set forth the fee to be paid to Landlord as compensation for the administration, coordination and supervision of the construction work and all other aspects of the planning, designing, engineering and construction of the Finishing Work. Landlord's fee shall be in an amount equal to four percent (4%) of the total cost of the Finishing Work. Tenant expressly acknowledges that it must provide Landlord with written approval of the Cost Statement prior to the commencement of the construction of any of the Finishing Work.

(B) Landlord shall provide an allowance (the "Improvement Allowance") in the amount of $67,180.00, which is equal to $20.00 per rentable square foot of the Demised Premises, which Landlord will apply to all costs and expenses incurred in connection with the planning, designing, engineering and construction of the Finishing Work, as reflected in the Cost Statement. Any unused portion of the Improvement Allowance shall be forfeited by Tenant.

(C) All costs and expenses incurred in connection with the Finishing Work in excess of the Improvement Allowance (whether resulting from change orders, cost overruns or otherwise), shall be Tenant's sole responsibility ("Tenant's Costs"). Tenant shall pay Tenant's Costs in three installments as follows: (i) an amount equal to fifty percent (50%) of Tenant's Costs shall be due and payable to Landlord three (3) days after delivery to Tenant of the Cost Statement; (ii) an amount equal to twenty-five percent (25%) of Tenant's Costs shall be due and payable to Landlord upon completion of fifty percent (50%) of the Finishing Work; and (iii) the balance of Tenant's Costs shall be due and payable to Landlord upon Substantial Completion of the Finishing Work. All installments of Tenant's Costs (including amounts owed as a result of any change orders) shall constitute Additional Rent under the Lease, and Tenant's failure to timely pay the same shall constitute an Event of Default under the Lease.

Tenant expressly acknowledges that no credit or substitution(s) shall be provided or made available to Tenant for any unused building standard work.

TENANT HAS READ & ACKNOWLEDGES EXHIBIT C HEREOF: [signature]

DATE: 4/30/04

Schedule 1

Work Schedule

Tenant: Dynamics Technology, Inc.

Building: 1555 Wilson Boulevard

Floor: Suite 701 on the 7th Floor

Rentable S.F.: 3,359

	START	COMPLETE
Lease Execution		
Tenant to meet with OTJ re: Tenant's Program		
Space plan to Tenant for review/ approval		
Landlord approval of space plan		
Tenant provides 100% technical requirements to OTJ		
OTJ prepares architectural drawings & details		
Tenant approves architectural drawings		
Tenant submits architectural drawings for Landlord review/approval		
Landlord approves architectural drawings		
Preparation of mechanical, electrical & structural engineering drawings		
Coordination of working drawings by OTJ		
Tenant approval of working drawings		
Landlord approval of working drawings		
Landlord issues working drawings for permit & pricing		

	START	COMPLETE

Receipt of pricing

Landlord submits cost statement to
Tenant (if any)

Approval of cost statement/50% payment
by Tenant for above building standard
work (if any)

Issue/Receipt of building permit

Construction commencement

50% completion of building standard work
25% payment by Tenant (if applicable)

Substantial completion of building
standard work/final payment by Tenant
(if applicable)
(Certificate of Occupancy)

Walk-thru/punch list

Final completion*

Lease commencement

Rent commencement

*TO BE ESTABLISHED UPON RECEIPT OF TENANT'S FINAL CONSTRUCTION DRAWINGS.